UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rue 14a-12

ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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2128 W. BRAKER LANE, BK12, AUSTIN, TEXAS 78758

June 1, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Active Power, Inc., which will be held at the company’s principal executive offices, located at 2128 W. Braker Lane, Braker 12, Austin, TX 78758, on Thursday, June 28, 2007, at 5:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of such proposals, including the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

James A. Clishem
President and Chief Executive Officer

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 28, 2007

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Active Power, Inc., a Delaware corporation, will be held on Thursday, June 28, 2007, at 5:00 p.m. Central Time, at 2128 W. Braker Lane, BK12, Austin, Texas 78758, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three Class I directors to serve until our 2010 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for our company for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on May 8, 2007 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

John K. Penver
Vice President, Chief Financial Officer & Secretary

Austin, Texas

June 1, 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ACTIVE POWER, INC.

2128 W. Braker Lane, BK12

Austin, Texas 78758

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 28, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 28, 2007. The Annual Meeting will be held at 5:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, BK12, Austin, Texas 78758. These proxy solicitation materials were mailed on or about June 1, 2007, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted on at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On May 8, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 50,101,201 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on May 8, 2007. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a proxy submitted by a broker or nominee specifically indicating lack of discretionary authority to vote on the matter). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board of Directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two as described in this Notice of Annual Meeting and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, BK12, Austin, Texas 78758, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing, of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2008 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than February 2, 2008, the date which is 120 days prior to June 1, 2008. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2008 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Composition of the Board

The full Board of Directors currently consists of seven directors. The Board, in accordance with our certificate of incorporation, is divided into three classes, with Class I having three directors and each of Class II and III having two directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that stockholders elect one class of Directors at each annual meeting.

The current composition of the Board is:

Class I Directors (term expiring at this meeting)	Richard E. Anderson Rodney S. Bond Benjamin L. Scott

Class II Directors (serving until the 2008 Meeting)	James A. Clishem Jan H. Lindelow

Class III Directors (serving until the 2009 Meeting)	Ake Almgren Brad Boston

The election of three Class I Directors will take place at the meeting. At its meeting on February 3, 2007, the Board approved the recommendation of the Nominating and Corporate Governance Committee that the full board remain comprised of seven directors and that the three Class I Directors be elected for a three-year term.

If elected, each of the three Class I Director nominees will serve on the Board until the Annual Meeting in 2010, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the three nominees for election named below will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

The Board Recommends that Stockholders

Vote FOR All Three Nominees Listed Below

Nominees for Election as Class I Directors with Terms Expiring at the 2010 Annual Meeting

Name	Age	Current Position	Proposed Class of Director
Richard E. Anderson	42	Director	Class I
Rodney S. Bond	62	Director	Class I
Benjamin L. Scott	57	Director and Chairman of the Board	Class I

Richard E. Anderson, 42, has served as a member of our Board of Directors since July 1997. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company now known as HPI Real Estate & Investment Services, Inc., where he currently serves as partner. Mr. Anderson holds a B.A. in economics from Southern Methodist University.

Rodney S. Bond, 62, has served as a member of our Board of Directors since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consulting at Sherman Partners, and has also been the Chief Financial Officer for Up Link Corporation, a privately held supplier of GPS business solutions for the golf industry. From May 1990 to October 2000, Mr. Bond served in various capacities, including as Chief Strategic Officer and Chief Financial Officer, with VTEL Corporation, a publicly traded digital video communications company. Mr. Bond holds a B.S. in metallurgical engineering from the University of Illinois and a M.B.A. from Northwestern University.

Benjamin L. Scott, 57, has served as a member of our Board of Directors since March 2002 and as Chairman of the Board of Directors since February 2007. Since May 2002, Mr. Scott has served as a Venture Partner with Austin Ventures, a venture capital firm. From January 2000 to May 2002, Mr. Scott served as a Partner with Quadrant Management, a venture capital firm. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications, a public provider of data and voice communications services that was subsequently sold to Cincinnati Bell and is now known as Broadwing Communications. Mr. Scott has served as a senior executive with AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the board of directors of several private companies and holds a B.S. in psychology from Virginia Polytechnic Institute and State University.

Continuing Class II Directors With Terms Expiring at the 2008 Annual Meeting of Stockholders

James A. Clishem, 50, has served as our Chief Executive Officer since May 2006. He became one of our directors in June 2006. Mr. Clishem was hired as our Vice President of Business Development in June 2005 and was promoted to be our President and Chief Operating Officer in November 2005. Mr. Clishem came to Active Power from Peregrine Systems, Inc., a publicly traded enterprise software company, where he served as Vice President of Business Development focusing on global alliances since 2004. From 1999 until it was sold in 2004, he was founder, President & CEO of Xodiax, a managed IT services business, which was recognized by Inc Magazine as one of the fastest growing privately held companies in the country. Mr. Clishem also served as Vice President of Data Services for Broadwing Communications. He also has held various senior roles at MCI, Ericsson, and Tandem Computers. Mr. Clishem holds a B.S. and M.S. in electrical engineering from the University of Louisville and an M.B.A from Southern Methodist University in Dallas, Texas.

Jan H. Lindelow, 61, has served as a member of our Board of Directors since February 1998. Since June 2002 Mr. Lindelow has served as an active board member of several enterprises, primarily in the high technology sector. From June 2001 to June 2002, Mr. Lindelow served as Vice President, Emerging Business Development at IBM Corporation. From May 1997 to May 2001, Mr. Lindelow served as Chairman and Chief Executive Officer of Tivoli Systems Inc., a division of IBM. From July 1994 to December 1995, Mr. Lindelow was President and COO of Symbol Technologies. From 1989 to June 1994, Mr. Lindelow worked in several senior executive positions at Asea Brown Boveri AG, a power and automation engineering company. Mr. Lindelow serves as Chairman of the board of directors of Vignette Corporation, a publicly traded software company, and privately held HyPerformix, Inc. and is also on the board of directors of several other private companies. Mr. Lindelow holds an M.S. in electrical engineering from the Royal Institute of Technology in Stockholm, Sweden.

Continuing Class III Directors With Terms Expiring at the 2010 Annual Meeting of Stockholders

Ake Almgren, 60, has served as a member of our Board of Directors since March 2004. Since May 2003, Dr. Almgren has served as President of his consultant company, ORKAS Corp. From July 1998 to May 2003, Dr. Almgren served as Chairman and Chief Executive Officer of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Dr. Almgren also serves on the board of managers of PJM Interconnect LLC and the board of directors of Ensyn Corporation. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

Brad Boston, 53, has served as a member of our Board of Directors since March 2005. Since August 2001, Mr. Boston has been with Cisco Systems, Inc., and between August 2001 and August 2006 served as Cisco’s Senior Vice President and Chief Information Officer. Since August 2006, Mr. Boston has served as Senior Vice President for Cisco’s Global Government Solutions Group. From June 2000 to July 2001, Mr. Boston served as the Executive Vice President of Operations at Corio, an enterprise-focused Internet application service provider. From June 1996 to June 2000, Mr. Boston served as Executive Vice President of product development and delivery at the Sabre Group, a publicly traded travel-related products company. He has also held executive positions at American Express, Visa, United Airlines/Covia and at American National Bank and Trust Company of Chicago. Mr. Boston serves on the board of directors of Mercury Interactive Corporation, a publicly traded software solutions company. Mr. Boston holds a B.S. in Computer Science from University of Illinois, College of Engineering, Champaign-Urbana, Illinois.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines under its “Code of Business Conduct and Ethics” which are available on the Company’s website at www.activepower.com under the “About Us” tab under the heading of “Investor Relations” and sub-heading of “Corporate Governance”. It is also available in print for any stockholder who requests it. These guidelines were adopted by the Board to ensure that the Board is independent of management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interest of the stockholders.

On an annual basis each Director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Business Conduct and Ethics, the Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any executive officer of the Company.

Director Independence

In accordance with the Marketplace Rules of the NASDAQ Stock Market, Inc, the Board of Directors has determined the independence of each Director and nominee for election as Director in accordance with the guidelines it has adopted. Based on those standards, at its meeting held in February 2007, the Board determined that each of Messrs. Almgren, Anderson, Bond, Boston, Lindelow and Scott, our non-employee directors, are “independent directors” as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc, and has no relationship with the Company except as a Director and stockholder of the Company, unless otherwise stated under “Certain Transactions” section of our Annual Report on Form 10-K.

Nominations for Directors

The Nominating and Corporate Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominations for Directors must be made in writing and be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than January 30, 2008 in order to be included in the proxy statement for the next annual election of Directors.

Chairman of the Nominating and Corporate Governance Committee

Active Power, Inc.

c/o Corporate Secretary

2128 W. Braker Lane, BK12

Austin, Texas 78758

Any such stockholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via email. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]

Active Power, Inc

c/o Secretary

2128 W. Braker Lane, BK12

Austin, Texas 78758

Stockholders who wish to send such communications electronically may do so via the “Contact Us” tab on the Company’s internet site at www.activepower.com. You may leave a message to any one or a combination of directors. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder.

The Board has instructed the Secretary to review all communications so received (via regular or electronic mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any Director may at any time request the Secretary to forward any and all communications received by the Secretary and not forwarded to the Board.

Code of Ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all Directors, officers, employees and consultants worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 and with applicable rules of The NASDAQ Stock Market, Inc. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Corporate Governance” tab of our “Investor Relations” page. Our Internet website address is http://www.activepower.com.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct and Ethics relating, among other things, to:

•	Accounting practices, internal accounting controls or auditing matters and procedures;

•	Theft or fraud of any amount;

•	Insider trading;

•	Performance and execution of contracts;

•	Conflicts of interest;

•	Violations of securities and antitrust laws; and

•	Violations of the Foreign Corrupt Practices Act.

Any stockholder, employee or interested party may call the following toll-free number to submit a report: 1-800-625-1731. The number is operational 24 hours a day, seven days a week.

MEETINGS AND COMMITTEES OF THE BOARD

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board committee and stockholders’ meetings. In 2006 the Board of Directors met ten times and acted by written consent three times. Other than Brad Boston, all directors attended or participated in at least 75% of the meetings of the Board or Committees on which they served during the year ended December 31, 2006. In 2006, Mr. Boston attended 60% of the meetings of the Board and did not attend any meetings of the Compensation Committee.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with best practice and Marketplace Rules of the NASDAQ Stock Market, Inc., all the committees are comprised solely of non-employee, independent directors. Charters for each of the Committees are available on the Company’s website at www.activepower.com under the “About Us” tab and heading of Investor Relations and subheading of “Corporate Governance”. The charter of each committee is also available in print to any stockholder who requests it. The table below shows current membership of each of the standing Board Committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rodney S. Bond *	Brad Boston *	Benjamin L. Scott *
Ake Almgren	Ake Almgren	Richard E. Anderson
Jan H. Lindelow	Benjamin L. Scott	Rodney S. Bond

*	- Committee Chairman

In addition to the standing committees mentioned above, the Board convenes special committees to consider various other matters as they arise. During 2006 the Board continued to maintain a Special Litigation Committee comprised of Messrs. Bond and Scott to assist the Company in managing outstanding litigation that was ultimately settled in December 2006. The Special Litigation Committee was formally dissolved earlier this year. In December 2006 the Board formed a Special Committee to review the Company’s historical stock option granting procedures. This committee’s members are Mr. Boston, who serves as Chairman, and Mr. Bond.

Audit Committee

The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board of Directors with regard to:

•	the scope of our annual audits and fees to be paid to auditors;

•	our compliance with legal and regulatory requirements;

•	the integrity of our financial statements and the compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible to pre-approve all audit and non-audit services performed by our independent auditors. The members of the Audit Committee throughout 2006 and as of December 31, 2006 were Messrs. Bond, Lindelow, Rock (through his resignation in October 2006) and Almgren (since October 2006). For 2007, the Audit Committee members are Messrs. Bond, Lindelow and Almgren. Mr. Bond serves as the Chairman of the Audit Committee. The Audit Committee held six meetings during 2006. The board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. The Board of Directors has determined that Mr. Bond is qualified as an “audit committee financial expert” under Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other key employees. The Compensation Committee also manages the granting of stock options to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and stock compensation for our new and existing employees. The Compensation Committee also administers our stock option plan. The members of the Compensation Committee during 2006 were Messrs. Almgren, Boston, Scott and Rock. In May 2006 Mr. Rock resigned from the Compensation Committee and Mr. Boston became Chairman of the Compensation Committee. The Compensation Committee held three meeting during 2006 and acted by written consent five times. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established in March 2005 to assist our Board of Directors in fulfilling its responsibilities for identifying qualified individuals to become members of the Board of Directors; determining the composition of the Board of Directors and its committees; monitoring the effectiveness of the Board of Directors and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The members of the Nominating and Corporate Governance Committee during 2006 were Messrs. Anderson, Bond and Scott, with Mr. Scott serving as its Chairman. The Nominating and Corporate Governance Committee held one meeting during fiscal 2006. The Board of Directors has determined that each member is an “independent director” as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market.

Special Litigation Committee

The Special Litigation Committee is a committee of our Board of Directors composed of Messrs. Bond and Scott that is responsible for keeping abreast of the company’s pending litigation, particularly as to the Magnex litigation which was resolved in 2004 and with respect to the Greenwich litigation which is described further under the heading “Certain Transactions” below and in our 2006 Annual Report on Form 10-K. The Special Litigation Committee meets with our management and outside law firms and legal advisors and is involved in assisting with strategic decisions regarding legal matters. During 2006, the special litigation committee held two meetings. The Board of Directors dissolved this committee in February 2007 following the resolution of the Greenwich litigation.

Special (Stock Option) Committee

The Special Committee that is tasked with the responsibility for overseeing a review of the Company’s historical stock option granting and related procedures is a committee of our Board of Directors composed of Messrs. Boston and Bond. This Committee was formed in December 2006 and completed its principal task by delivering its final report and recommendations to the full Board. During 2006, the special committee held three formal meetings. However, rather than hold and take attendance at numerous formal meetings, because the Special Committee is composed of two members, the committee also and more often engages in numerous informal meetings and teleconferences in which the two members receive information and engage in deliberations and discussions relevant to the committee’s activities.

Independent Director Meetings

In January 2003 the independent members of our Board of Directors resolved to meet separately from the full Board of Directors and outside the presence of our management. The independent directors met ten times during 2006. Mr. Scott served as the lead independent director in 2006, and served in this capacity until this position was eliminated in February 2007 when Mr. Scott was elected Chairman of the Board. Mr. Scott’s appointment as Chairman occurred in connection with the resignation from our Board of Directors of our founder and former Chairman of the Board. Mr. Scott’s assumption of the role of Chairman of the Board made redundant the role of a lead independent director. The independent members of our Board of Directors continue to meet in conjunction with each regularly scheduled meeting of our Board of Directors and other sessions independent of Company management. Any of our directors may request a session comprising only independent directors at any time.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board of Directors to attend our annual meetings. Six of our nine of our directors attended the Annual Meeting of Stockholders held on May 4, 2006.

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors, and none of them are past or present employees or officers of the Company or any of our subsidiaries. No member of our compensation committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serve on our board or our compensation committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2006 audited financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee with management’s assessment of the Company’s internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Rodney S. Bond (Chairman)
Ake Almgren
Jan H. Lindelow

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth certain biographical information concerning our current executive officers and a key employee:

Name	Age	Position(s)
James Clishem	50	President, Chief Executive Officer and Director
John K. Penver	44	Vice President of Finance, Chief Financial Officer and Secretary
James M. Murphy	42	Vice President Sales—EMEA
Gary P. Rackow	53	Vice President Sales—Americas
Lisa M. Brown	41	Vice President—Marketing & Sales Operations
David J. Beatty	41	Vice President—Engineering
David Perkins	46	Chief Technology Officer
Jason P. Rubin	38	Vice President—Manufacturing

Executive Officers

James Clishem was hired as our Vice President of Business Development in June 2005. He was promoted to be our President and Chief Operating Officer in November 2005 and promoted to Chief Executive Officer in May 2006. He became one of our directors in June 2006. Mr. Clishem came to Active Power from Peregrine Systems, Inc., a publicly traded enterprise software company, where he served as Vice President of Business Development focusing on global alliances since 2004. From 1999 until it was sold in 2004, he was founder, President & CEO of Xodiax, a profitable managed IT services business, which was recognized by Inc Magazine as one of the fastest growing privately held companies in the country. Mr. Clishem also served as Vice President of Data Services for Broadwing Communications, where he had responsibility for a $150 million business unit. He has also held various senior roles at MCI, Ericsson, and Tandem Computers. Mr. Clishem holds a B.S. and M.S. in electrical engineering from the University of Louisville and an M.B.A from Southern Methodist University in Dallas, Texas.

John K. Penver was hired in February 2005 to become our Chief Financial Officer and Vice President of Finance. From May 2004 to February 2005, Mr. Penver served as Chief Financial Officer of PerformanceRetail, Inc., a privately held retail management software company. Prior to that, Mr. Penver served as Chief Financial Officer of Factory Logic, Inc., a privately held enterprise-application software company, from September 2002 to April 2004. From October 2001 to August 2002, Mr. Penver served as an independent business consultant to several privately held companies. From March 2000 to September 2001, Mr. Penver served as Chief Financial Officer and Vice President of Finance and Human Resources for Yclip Corporation, a privately held internet-marketing software company. From February 1997 through March 2000, Mr. Penver was Vice President of Finance for Silicon Gaming, Inc., a publicly traded manufacturer of high-technology slot machines for the gaming industry. Mr. Penver is a Certified Public Accountant and a Chartered Accountant, and holds a Bachelor of Business in Accounting from Monash University in Australia and an M.B.A. from Santa Clara University in California.

James M. Murphy joined Active Power in November 2005 as Director of Sales for Northern Europe and was promoted to Vice President of Sales for the EMEA and Asia Pacific regions in March 2007. He is responsible for managing Active Power’s customer relationships and sales growth in Europe, the Middle East, Africa, Japan, Korea and Southeast Asia. Prior to joining Active Power Mr. Murphy most recently spent 11 years between 1994 and 2005 as a sales director for Piller UK, Ltd., a European manufacturer of rotary UPS products. He also has prior power industry sales experience with Leroy Somer Ltd. and BICC Ltd. in the United Kingdom. Mr. Murphy holds a degree in Electrical and Electronic Engineering from Liverpool University and is a member of the Institute of Electrical Incorporated Engineers.

Gary P. Rackow was hired in October 2006 as Vice President of Sales for the Americas. He is responsible for managing Active Power’s multi-channel sales strategy to drive sales growth and market penetration in North America and Latin America. Prior to joining Active Power, Mr. Rackow most recently worked for Piller, Inc., the US subsidiary of RWE Piller GmbH, a European manufacturer of rotary UPS products, for 14 years where he most recently was Vice President of Sales & Marketing. He also has 10 years executive experience with General Electric as a product and application engineer for power distribution equipment, motor drives, Uninterruptible Power

Systems and process controls. Mr. Rackow holds a Bachelor of Science degree in electrical engineering from the Polytechnic Institute of Brooklyn. He has been a registered Professional Engineer for more than 20 years and is a member of IEEE Industry Application Society (IAS).

Lisa M. Brown was hired in December 2005 as our Vice President of Marketing and Sales Operations. In this role she is responsible for all of our product and corporate marketing, product development, public relations, sales operations and field service functions. Prior to joining Active Power Ms. Brown spent 14 years with Broadwing Communications, a telecommunications infrastructure provider where she held executive positions including Vice President of Marketing, Sales Operations and Customer Operations. Ms. Brown holds a Bachelor of Science degree in Business Administration, Finance, from Bloomsburg University in Pennsylvania.

David J. Beatty joined Active Power in April 2001 as a product manager in our engineering group and was promoted to Vice President of Engineering in October 2005. In this role he is responsible for the design and development of all of the Company’s products. Prior to joining Active Power Mr. Beatty had prior engineering and product management experience with companies including Garrett (Honeywell), Caterpillar, Inc. and B&W Nuclear Technologies. Mr. Beatty holds eight patents and has several patents pending. Mr. Beatty holds a Bachelor of Science degree and Masters of Science degree in Mechanical Engineering from the University of Illinois at Urbana-Champaign.

Jason P. Rubin joined Active Power in March 2000 as a production planner and held various positions in our manufacturing group before being promoted to Vice President of Manufacturing in October 2005. In this role Mr. Rubin is responsible for the manufacture and testing of all Active Power products as well as managing all material and logistic requirements to support production. Mr. Rubin has over 15 years of manufacturing experience in multiple industries and immediately prior to joining Active Power was involved in managing operations and manufacturing systems for Windsport, Inc., a fabricated textile manufacturer. Mr. Rubin holds a Bachelor of Science degree in Industrial Engineering from the University of Oklahoma at Norman.

Key Employee

David Perkins joined Active Power in July 1996 and held various positions in our engineering group before being promoted to Chief Technology Officer in April 2005. In this role he is responsible for technical innovation and development of all company products. Prior to joining Active Power, Mr. Perkins was a research engineer for 11 years with The University of Texas at Austin Center for Electromechanics, and was involved with numerous electric machine development projects for military and commercial research contracts. Mr. Perkins currently holds five patents with several patents pending. He is a member of the American Society of Mechanical Engineers and ASTM International and is a member of ASTM Committee A01 on Steels and Subcommittee A01.06 on Steel Forgings. Mr. Perkins holds Bachelor of Science and Masters of Science degrees in Mechanical Engineering from the University of Texas at Austin. While Mr. Perkins is not one of our Section 16 executive officers, we consider him to be a key member of our management team.

Compensation Discussion and Analysis

Philosophy

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Different programs are geared to short and longer-term performance with a goal of increasing shareholder value over a longer term. Executive compensation programs impact all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives such as revenue growth, reductions in operating losses and cash flow, growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of our executives in managing the company considered in light of general economic conditions and specific company, country, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or otherwise, but rather that in the long-term the price of our stock will reflect our operating performance and ultimately, the management of the company by our executives. We will also evaluate both performance and compensation to ensure that the company maintains its ability to attract and retain superior executives in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similar or peer companies. To that end, we believe that executive compensation packages provided by the company to its executives, including its named executive officers, should include both cash and stock-based compensation that reward performance against measured goals.

The individuals who served as our Chief Executive Officer and Chief Financial Officer for any portion of the year ended December 31, 2006, as well as the other individuals included in the Summary Compensation Table below, are referred to as “Named Executive Officers.”

Setting Executive Compensation

Based on the above objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Board, and to reward the executives for achieving such goals. In furtherance of this, the Committee has retained the services of Radford Surveys & Consulting, an outside human resources consulting firm, to conduct an annual survey of its total compensation program for all of its executive officers. Radford provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers and for all our executive officers.

Elements of compensation for our executive officers include: base salary, bonus, stock incentive awards, and health and disability insurance. Base salaries for our executives are set at the regularly scheduled meeting of the Committee in January of each year. At this meeting, the Committee also approves and adopts the management incentive plan for the new financial year, determines the awards from the previous year’s management incentive plan, and typically grants stock-based awards to all of our executive officers and other eligible employees.

At the beginning of each year, it has been the practice of the Committee to review the history of all of the elements of each executive officer’s total compensation over each of the past 3-4 years, and compare the compensation of the executive officers with that of the executive officers in an appropriate market comparison group, using comparative data supplied by Radford. This includes the peer group of companies in the Alternative Energy Market and other companies with similar market capitalizations and cost structures to the Company. The Committee has looked to compensate executives at the median of our competitors with respect to base compensation, and for total potential compensation. Typically, the Chief Executive Officer makes compensation recommendations to the Committee with respect to the executive officers that report to him. Such executive officers are not present at the time of these discussions. The Committee then deliberates its compensation recommendations with respect to the Chief Executive Officer, who is absent from such discussions. The Committee may accept or adjust any of the recommendations of the Chief Executive Officer and also makes the sole determination of the Chief Executive Officer’s compensation.

We choose to pay each element of compensation in order to retain and to attract the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support the long-term growth of the Company;

•	performance of their general management capabilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitate our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Base Salary

We use the base salary element of executive compensation to provide the foundation of a fair and competitive compensation opportunity for each named executive officer. We review base salaries annually and target salary compensation at or near the median base salary practices of the market, as reflected in our peer group analysis conducted by Radford, but maintain flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience and responsibilities. The Committee also considers an internal review of the executive’s compensation relative to other executive officers and the individual performance of the executive in establishing the base salary.

Annual Bonus

The management incentive program is an annual cash incentive program that is designed to motivate and reward our executives for their contribution towards the achievement of shorter-term financial and operating goals that we believe drive our operating results and/or create shareholder value.

Under this plan, the Committee, with recommendations provided by the Chief Executive Officer, establishes an annual target award for each executive officer, which is typically expressed as a percentage of the executive’s base salary. For 2006 this target award level ranged between 20% and 100% of base salary for our executive officers, depending upon position. Although each executive officer is eligible to receive an award under the plan, the granting of the awards to any individual is entirely at the discretion of the Committee. The Committee may choose to award the bonus or not, and decide on the actual level of the award in light of all relevant factors after completion of the fiscal year.

For 2006, 80% of an executive officer’s target award was based upon achievement of corporate financial and operating objectives. The remaining 20% of the executive’s target award was based upon achievement of individual objectives unique to each executive and their areas of responsibility. Both the corporate and individual goals were established by the Committee at the beginning of 2006. At year end, the Chief Executive Officer prepared an analysis of accomplishments relative to the established corporate and individual goals for presentation to the Committee. The Committee made their own evaluation of the performance of the Chief Executive Officer’s accomplishments. The 2006 target awards were based on the Company’s 2006 corporate goals and included growth targets for revenue, product contribution margins, product quality and certain product development goals.

Stock Option and Equity Incentive Programs

The Committee believes that the interests of our shareholders are best served when a significant proportion of an executive’s compensation is comprised of equity-based or other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock. Therefore it has been our practice to make annual grants of equity-based awards to our executive officers and to all of our employees. However there is no set formula for the granting of awards to individual executives or employees and these decisions are made annually by the Committee.

The Committee may decide to grant equity in the form of stock options or as restricted stock. The Committee may establish any conditions or restrictions it deems appropriate on any grant. Awards of restricted stock vest between one and three years after the date of the grant. Stock option award levels are determined based on market data, vary among participants based on their positions within the company, and a recipient may receive multiple grants in any period due to performance, promotion or other factors.

New hire grants typically vest quarterly over four years from the date of grant. Existing employee grants typically vest at a rate of 25% after one year, and then quarterly over the remaining three years. Grants to Directors typically vest after one year. All options have a 10-year term. Vesting rights cease upon termination of employment, except in the case of death (subject to a one-year limitation), disability or retirement. Exercise rights typically cease ninety days after termination. Prior to exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such options, including voting rights and the rights to received dividends.

Timing of Grants

Stock awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of the executive officer. This review takes place at a regularly scheduled meeting of the Committee, which is typically held in conjunction with the meeting of our Board in January of each year. Equity awards are granted to our non-executive directors on the date of our annual meeting of stockholders, in accordance with the terms of our 2000 Stock Plan. Grants to newly hired employees historically were effective on the employee’s first day of employment with the Company. To facilitate this practice the Board had delegated authority to the Chief Executive Officer to grant individual stock awards of less than 20,000 options to non-executive employees. This practice was changed in January 2006, and now all grants are made in regularly scheduled meetings of the Committee or Board, with effect from the date of the meeting. Grants to newly hired executive officers are made at the next regularly scheduled Committee meeting or at an impromptu meeting on or following their hire date. The exercise price of all stock options is set at the closing price of our common stock on The Nasdaq Global Market on the day of the meeting that grants the award.

Stock Ownership Guidelines

The Company had no established stock ownership guidelines prior to 2007. In February 2007 the Board adopted guidelines for Board members that require Directors to obtain a minimum level of stock ownership in the Company within five years of their appointment to the Board. This policy provided a transition period to enable current directors to comply with this new policy.

Perquisites and Other Personal Benefits

The Company prefers to compensate its executive officers using a mix of short and longer-term compensation, with an emphasis on performance and does not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We generally do not provide any benefits to our executives that are not provided or otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites that we provide are as follows. We provide a 401(k) Plan for all employees; however, at this stage we do not provide any matching funds to this plan for anyone. Our health and insurance plans are the same for all employees. In general our employees pay approximately 30% of the health premiums due. In 2006 we announced a sales incentive trip to reward the top achievers in our sales and service organizations. For the people selected to go, if they so choose, participants may be accompanied by their spouse or a guest. The first recipients of this benefit will occur in fiscal 2007. We also provided an automobile allowance to a European-based executive officer as that is part of the normal competitive compensation package in that market. We do not provide such allowances to our US based executives.

Role of Executive Officers in Compensation Decisions

The Compensation Committee of the Board of Directors (the “Committee”) makes all compensation decisions for the Named Executive Officers and for all of our executive officers.

The Chief Executive Officer annually reviews the performance of all of our executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. Neither our Chief Executive Officer nor any other member of executive management votes on items before the Committee; however, the Committee and Board of Directors solicit the views of the Chief Executive Officer and work with other members of management to determine the agenda for each of their meetings, as well as with our human resources department and outside advisors to prepare meeting materials.

Employment Agreement with Mr. Clishem

In connection with our promotion of James Clishem to be our President and Chief Executive Officer on May 10, 2006, we entered into an oral agreement with Mr. Clishem relating to the terms of his employment, which set forth the following terms:

•	Annualized salary of $300,000;

•	A bonus target that represents up to 100% of the annualized salary;

•	200,000 option shares to vest over four years of continued employment with Active Power;

•	Participation in all Active Power benefit programs; and

•	Provision for a severance payment equivalent to six months of Mr. Clishem’s then-current salary plus medical benefits in the event that his employment is terminated for reasons other than cause.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity incentive plan compensation	All other Compensation	Total Compensation
		(1)	(2)	(3)	(4)	(5)	(6)
Joseph F. Pinkerton III, Chairman, Chief Executive Officer through May 10, 2006	2006	$150,151	$—	$—	$261,229	$—	$—	$411,380
James A. Clishem, President and Chief Executive Officer since May 10, 2006 (Principal Executive Officer)	2006	277,587	—	293,000	270,038	165,000	41,912	1,047,537
John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	2006	178,180	—	—	111,303	51,000	—	340,483
Ian F. Bitterlin, Vice President—Sales EMEA	2006	172,538	17,858	—	32,675	44,142	16,697	283,910
Lisa M. Brown, Vice President—Marketing and Business Development	2006	153,849	—	—	37,928	54,400	—	246,177
David Beatty, Vice President—Engineering	2006	146,370	—	—	75,066	40,800	—	262,236

(1)	Being total salary paid during 2006 less amounts earned under the 2005 Management Incentive Program that were paid during 2006.
(2)	Represents sign-on bonus paid to Mr. Bitterlin upon commencement of employment in January 2006. Mr. Bitterlin left the Company on March 23, 2007.
(3)	Represents the amount of fair value that was expensed by the Company during 2006 for restricted shares granted to Mr. Clishem upon promotion to president in November 2006, as valued in accordance with the provisions of SFAS 123 (R).
(4)	Represents the dollar amount of compensation expense recognized by the Company in its financial statements for the year ended December 31, 2006 in accordance with the requirement of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share based payments, and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 4 to our consolidate financial statements included elsewhere in Active Power’s Annual Report on Form 10-K.
(5)	Represents cash bonuses earned under the Company’s 2006 Management Incentive Plan that were paid out in February 2007.
(6)	Represents moving, temporary living and storage expenses paid to Mr. Clishem during 2006, and auto allowance payments made to Mr. Bitterlin during 2006.

GRANTS OF PLAN BASED AWARDS

	Estimated future payouts under non-equity incentive plan awards						All other option awards. Number of securities underlying	Exercise or base price of option awards	Grant Date Fair Value of Stock or Option
Name and Principal Position	Grant Date	Threshold		Target(1)	Maximum		options	($/share)	Awards
								(2)	(3)
Joseph F. Pinkerton III, Chairman, Chief Executive Officer through May 10, 2006	2/3/2006 2/3/2006	$	— 0	— —	$	— 275,000	100,000 —	$4.20 —	$265,440 —
James A. Clishem, President and Chief Executive Officer since May 10, 2006	2/3/2006 5/16/2006		0 —	— —		300,000 —	— 200,000	— 4.41	— 565,300
John K. Penver, Chief Financial Officer, VP Finance and Company Secretary	2/3/2006 2/3/2006		— 0	— —		— 75,000	85,000 —	4.20 —	225,624 —
Ian F. Bitterlin, Vice President—Sales EMEA	1/12/2006 2/3/2006		— 0	— —		— 83,700	50,000 —	4.14 —	138,725 —
Lisa M. Brown, Vice President—Marketing and Business Development	2/3/2006		0	—		75,000	—	—	—
David Beatty, Vice President—Engineering	2/3/2006 2/3/2006		— 0	— —		— 60,000	25,000	4.20	66,360

(1)	Our non-equity incentive awards do not set out any specific target performance level. The Management Incentive Plan under which the awards are made was not in place during 2005, and the minimum metrics to qualify for a 2006 award all exceed comparable 2005 metrics.
(2)	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by The Nasdaq Global Market on the date of grant of the award.
(3)	Refer to Note 4, “Stock-based compensation” in the Notes to Consolidated Financial Statements included elsewhere in Active Power’s Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name and principal position	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Vested at 12/31/06
Joseph F. Pinkerton III, Chairman, Chief Executive Officer through May 10, 2006 (1)	70,500	—	20.00	1/25/2010	70,500
	150,000	—	3.58	2/21/2012	150,000
	127,500	—	1.22	2/12/2013	119,531
	127,500	—	3.24	2/13/2014	87,656
	127,500	—	3.24	2/14/2015	55,781
	100,000	—	4.20	2/3/2016	—

	703,000	—			483,469
James A. Clishem, President and Chief Executive Officer since May 10, 2006	125,000	—	2.68	6/7/2015	46,875
	300,000	—	3.34	11/10/2015	75,000
	200,000	—	4.41	5/16/2006	—

	625,000	—			121,875
John K. Penver, Chief Financial Officer, VP Finance and Company Secretary	110,000	—	3.78	2/28/2015	48,125
	85,000	—	4.20	2/3/2016	—

	195,000	—			48,125
Ian F. Bitterlin, Vice President—Sales EMEA (2)	50,000	—	4.14	1/27/2015	9,375
Lisa M. Brown, Vice President—Marketing and Business Development	75,000	—	3.56	12/1/2015	18,750
David Beatty, Vice President—Engineering	9,000	—	18.62	4/9/2011	9,000
	2,500	—	5.63	8/14/2011	2,500
	313	—	3.58	7/24/2012	313
	937	—	1.22	2/12/2013	—
	1,875	—	1.00	3/11/2013	938
	8,750	—	3.24	2/13/2014	2,500
	13,750	—	3.24	2/14/2015	2,500
	50,000	—	3.81	10/10/2015	12,500
	25,000	—	4.20	2/3/2016	—

	112,125	—			30,251

(1)	All of Mr. Pinkerton’s options expired 90 days following his February 1, 2007 resignation from the Company.
(2)	All of Mr. Bitterlin’s options will expire 90 days following his March 23, 2007 resignation from the Company.

Prior to October 2006, all equity compensation awards made by the Company were fully exercisable upon issuance, even if the underlying securities were not yet vested. The Company has a right to repurchase exercised, but unvested securities, from the holders at the original purchase price upon the holder’s termination from the Company.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name and principal position	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Joseph F. Pinkerton III, Chairman, Chief Executive Officer through May 16, 2006	—	$—	—	$—
James A. Clishem, President and Chief Executive Officer since May 16, 2006 (Principal Executive Officer) (1)	—	—	100,000	257,000
John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	—	—	—	—
Ian F. Bitterlin, Vice President—Sales EMEA	—	—	—	—
Lisa M. Brown, Vice President—Marketing and Business Development	—	—	—	—
David Beatty, Vice President—Engineering (2)	30,314	$133,273	—	$—

(1)	Represents the fair market value of the underlying stock award on the date that the restrictions lapsed and the shares became vested to Mr. Clishem.
(2)	Represents the difference between the selling price of our common stock by the officer on The Nasdaq Global Market and the exercise price of the exercised options, multiplied by the number of options exercised.

Potential Payments upon Termination or Change of Control

Change in Control Agreements

We have entered into Change in Control Agreements with our Chief Executive Officer and our Chief Financial Officer. These agreements generally provide that, if within 12 months following a change in control the executive officer’s employment is terminated for reasons other than for cause (as defined in the agreement) or by the executive for good reason, including a significant reduction in the role and/or responsibility of the executive within 12 months of the change in corporate control, then certain amounts of severance pay and/or acceleration and vesting of certain outstanding stock options or benefits would be payable. In the case of our Chief Executive Officer, in the event of termination he would be entitled to a severance payment equal to six months of salary and be entitled to receive health benefits for six additional months. In the case of our Chief Financial Officer, in the event of a termination he would be entitled to a severance payment equivalent to four months of salary and up to 75% of his originally granted 110,000 options would accelerate and vest immediately upon the change in control, to the extent not already vested. There are no other conditions that are required to be met in order for these payments to be made to these executives.

Had a change in control occurred in 2006, and had their employment been terminated on December 31, 2006, these named executive officers would have been eligible to receive the payments set forth in the table below. This includes amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.

	Salary	Benefits	Accrued Vacation Pay	Total
James A. Clishem	$150,000	$6,600	$11,342	$167,942
John K. Penver	61,667	—	20,293	81,960

Had Mr. Penver’s employment been terminated as of December 31, 2006, his change of control agreement would have also provided for the acceleration of vesting for 34,375 options. The exercise price of those options was lower than the fair market value of the underlying shares on December 31, 2006, and Mr. Penver would not have realized any immediate profit from such acceleration. Nevertheless, the Company would have recorded an additional compensation expense due to the acceleration under SFAS 123(R) in an amount equal to $75,285.

Employment Agreement

Our oral agreement with our Chief Executive Officer, James Clishem, also provides that he would receive a severance payment equal to six months’ salary if he were terminated without cause. If we had terminated Mr. Clishem without cause on December 31, 2006, he would have been entitled to a severance payment of $150,000.

Directors’ Compensation

Name	Fees earned or paid in cash $	Option awards $	Total compensation
		(3)
Joseph F. Pinkerton III (1)	included in executive compensation table
James A. Clishem	included in executive compensation table
Ake Almgren	$35,000	$63,548	$98,548
Richard Anderson	37,500	39,371	76,871
Rodney Bond	57,500	39,371	96,871
Bradley Boston	35,000	51,929	86,929
Jan Lindelow	40,000	39,371	79,371
Terrence Rock (2)	35,625	39,371	74,996
Benjamin Scott	55,000	39,371	94,371

Total—all directors	$295,625	$312,332	$607,957

(1)	Mr. Pinkerton resigned from the board effective February 2, 2007.
(2)	Mr. Rock resigned from the board on October 26, 2006.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006.

The following table shows the aggregate number of option awards outstanding for each of our directors as at December 31, 2006 as well as the number of shares underlying option awards during 2006 and the grant date fair value of option grants made to directors during 2006:

	Aggregate number of options outstanding at December 31, 2006	Option awards made during 2006	Grant date fair value of option awards made during 2006
Joseph F. Pinkerton III	included in executive compensation table
James A. Clishem	included in executive compensation table
Ake Almgren	60,000	15,000	$48,840
Richard Anderson	60,000	15,000	48,840
Rodney Bond	80,400	15,000	48,840

	Aggregate number of options outstanding at December 31, 2006	Option awards made during 2006	Grant date fair value of option awards made during 2006
Bradley Boston	45,000	15,000	48,840
Jan Lindelow	75,000	15,000	48,840
Terrence Rock	75,000	15,000	48,840
Benjamin Scott	85,000	15,000	48,840

Total—all directors	480,400	105,000

Overview of Director Compensation and Procedures

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required of members of the Board.

Our non-employee directors receive a fee of $7,500 per quarter for their service as a director. In 2006, members of the Audit Committee also receive an additional $10,000 per year for service on the committee which is paid quarterly. Members of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional $5,000 per year for service on each of these committees, which is paid quarterly. The Chairperson of the Audit Committee also received an additional annual $10,000 fee in addition to the Audit Committee participation compensation, which was paid quarterly. The Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual amount of $2,500 for acting as Chairperson, which was paid annually. In 2006 the Company had a Lead Independent Director who was paid an annual fee of $10,000 on a quarterly basis. When the board appoints a special committee, additional compensation may be paid to those directors who serve on the special committees. In 2006 the Board had a Special Litigation Committee, and the participants thereof were paid an annual fee of $2,500 on a quarterly basis. The Board may at its discretion award additional fees to special committee members, but did not do so in 2006.

On the date of each annual meeting of stockholders, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 7,500 shares of common stock provided such individual has served on the Board of Directors for at least six months. This annual automatic grant shall be supplemented by a discretionary grant to purchase an additional 7,500 shares of common stock on the date of such annual stockholder’s meeting. Under these programs, on the date of our 2006 Annual Meeting, Messrs. Almgren, Anderson, Bond, Boston, Lindelow, Rock and Scott received option grants to purchase 15,000 shares of common stock with an exercise price of $5.08 per share, the closing sale price of our common stock on The Nasdaq Global Market on the date of our 2006 Annual Meeting.

New Directors are awarded an automatic option grant to purchase 25,000 shares of common stock on the date such non-employee joins the Board of Directors under our 2000 Stock Plan. This initial automatic option grant is supplemented by a discretionary option grant to purchase a further 5,000 shares of common stock on the date such person joins the Board of Directors. No new non-employee directors were appointed to the Board during 2006.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to their compensation payable for their service as employees of the Company.

Indemnification Agreements

Our certificate of incorporation limits the liability of our directors to the Company and the stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance. The Company has entered into indemnification agreements with all of our directors and our executive officers.

COMPENSATION COMMITTEE REPORT

The compensation committee is responsible for discharging the responsibilities of the board with respect to compensation of executive officers. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of an outside compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board of directors for ratification.

The compensation committee is also responsible for administering our equity-based plans. The committee established a formal stock approval policy in February 2007 to govern the administration of granting equity-based awards to directors, officers and employees. The compensation committee also periodically reviews our equity-based plans and makes its recommendations to the board with respect to these areas.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be included in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Brad Boston (Chair) Benjamin L. Scott Ake Almgren

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors appointed the firm of Ernst & Young LLP, independent auditors, for the fiscal year ended December 31, 2007. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP has served in this capacity for each of our audits since becoming a publicly traded company in 2000.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to Active Power by Ernst & Young LLP for Fiscal 2006 and 2005

The following table presents fees for professional services rendered by Ernst & Young LLP and billed to us for the audit of the company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees for other services billed by Ernst & Young LLP during those periods:

Fees	2006	2005
Audit fees	$478,015	$472,500
Audit-related fees	54,500	17,288
Tax fees	27,500	24,920
All other fees	150,000	250

Total	$710,015	$514,958

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q filings, Form S-8 consent procedures and audit and testing of the company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters and Form S-3 consent procedures. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year.

Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning. Tax fees are disclosed as those tax fees paid during the specified fiscal year.

All Other Fees. All other fees includes $150,000 in fees billed by Ernst & Young in connection with Ernst & Young’s review of the Special Committee’s review of our historical stock option granting processes.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2007.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 8, 2007 (unless otherwise indicated) by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each director;

•	each Named Executive Officer; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 50,101,201 shares of common stock outstanding as of May 8, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following May 8, 2007 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares beneficially owned	% of shares beneficially owned
Executive Officers and Directors
James A. Clishem	803,332	1.58%
John K. Penver	245,000	*
Lisa M. Brown	85,000	*
David M. Beatty	122,125	*
Richard E. Anderson	459,099	*
Ake Almgren	77,500	*
Rodney S. Bond	125,220	*
Brad Boston	45,000	*
Jan H. Lindelow	175,000	*
Benjamin L. Scott	135,000	*
All current directors and executives as a group (13 persons)	2,699,832	5.22%
Other 5% stockholders:
Joseph F. Pinkerton III	4,363,796	8.71%
Dawson Herman Capital Management, Inc.	4,161,230	8.31%
Dimensional Fund Advisors LP	2,918,929	5.83%
Sound Energy Partners, Inc.	5,001,148	9.98%

*	less than one percent of outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

•

James A. Clishem. Includes immediately exercisable options to purchase 625,000 shares of common stock, 225,000 of which will be fully vested within 60 days after May 8, 2007. Also includes 75,000 shares of restricted stock that are subject to restrictions that will lapse in equal one-third installments on the next three anniversary dates of grant which was February 7, 2007.

•	John K. Penver. Includes immediately exercisable options to purchase 195,000 shares of common stock, 88,437 of which will be fully vested within 60 days after May 8, 2007. Also includes 50,000 shares of restricted stock that are subject to restriction that will lapse in equal one-third installments on the next three anniversary dates of grant which was February 7, 2007.

•

Lisa S. Brown. Includes immediately exercisable options to purchase 75,000 share of common stock, 28,214 of which will be fully vested within 60 days after May 8, 2007. Also includes 10,000 shares of restricted stock that are subject to restriction that will lapse in equal one-third installments on the next three anniversary dates of grant which was February 7, 2007.

•

David M. Beatty. Includes immediately exercisable options to purchase 112,125 shares of common stock, 115,561 of which will be fully vested within 60 days after May 8, 2007. Also includes 10,000 shares of restricted stock that are subject to restriction that will lapse in equal one-third installments on the next three anniversary dates of grant which was February 7, 2007.

•	Ake Almgren. Includes immediately exercisable options to purchase 60,000 shares of common stock, all of which will be fully vested within 60 days after May 8, 2007.

•

Richard E. Anderson. 93,800 shares indicated as owned by Mr. Anderson are included because of his association with Rita Investments. These shares also include 46,116 shares owned by Mr. Anderson’s spouse. These shares further include immediately exercisable options to purchase 60,000 shares of common stock, all of which will be fully vested within 60 days after May 8, 2007.

•	Rodney S. Bond. Includes immediately exercisable options to purchase 80,400 shares of common stock, all of which were vested as of May 8, 2007.

•	Brad Boston. Includes immediately exercisable options to purchase 45,000 shares of common stock, 35,000 of which will be fully vested within 60 days after May 8, 2007.

•	Jan H. Lindelow. Includes immediately exercisable options to purchase 75,000 shares of common stock, all of which will be fully vested within 60 days after May 8, 2007.

•	Benjamin L. Scott. Includes immediately exercisable options to purchase 70,000 shares of common stock, all of which will be fully vested within 60 days after May 8, 2007.

•

Joseph F. Pinkerton, III. 3,750,000 of the shares indicated as owned by Mr. Pinkerton are held by CJP Partners, Ltd., a limited partnership in which CJP Management, L.L.C. is the sole general partner and Mr. Pinkerton and his spouse are the sole limited partners. In addition, 425,194 of the shares indicated as owned by Mr. Pinkerton are held by four Grantor Retained Annuity Trusts of which Mr. Pinkerton serves as trustee for two of the trusts and his spouse serves as trustee for the other two trusts. All four trusts are for the benefit of Mr. Pinkerton’s minor children. Mr. Pinkerton disclaims beneficial ownership of the 425,194 shares held by the trusts.

•

Dimensional Fund Advisors LP. Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2007, Dimensional Fund Advisors LP reported that it had sole voting power and sole dispositive power over 2,918,929 shares of common stock as of December 31, 2006 and that its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

•

Dawson Herman Capital Management Inc. Pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, Dawson Herman Capital Management Inc. reported that it had sole voting power and sole dispositive power over 4,161,230 shares of common stock as of December 31, 2006 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890.

•

Sound Energy Partners, Inc. Pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, Sound Energy Partners, Inc. reported that it had shared voting power and shared dispositive power over 5,001,148 shares of common stock as of December 31, 2006 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions. This would encompass all transactions with directors, immediate family members of our directors and executive officers, or any entities that such folks may have ownership or employment relationships with. A report is made annually to our audit committee disclosing all related parties that are employed by us or any related party transactions or relationships that occurred during the year, if any. The following reportable transactions occurred during 2006.

In December 2006 the Company paid $1.22 million to Joseph F. Pinkerton, founder and, at that time, a director of the Company, pursuant to a Reimbursement Agreement entered into with Mr. Pinkerton in 2004. This agreement related to litigation that the Company had settled in 2004 and for which the Company was seeking reimbursement of expenses from its insurance carrier. The Company had initiated legal action against the insurance carrier in 2004 for recovery of costs paid by the Company and Mr. Pinkerton. The agreement provided that if we recovered funds in the lawsuit against the insurance company, the Company would first be reimbursed its legal expenses for this lawsuit, and then Mr. Pinkerton would be paid the next $1.22 million and any recovery beyond that amount would be retained by the Company. We settled this lawsuit in December 2006 and received aggregate proceeds of $3 million, of which we paid Mr. Pinkerton $1.22 million, resulting in net proceeds to the Company of $1.78 million.

One of our directors, Mr. Richard Anderson, is a partner in a real-estate firm called HPI Real Estate & Investment Services, Inc (HPI). For a part of 2006, HPI owned a building in which we lease some of our office space. The amount paid to HPI as our landlord in 2006 was $219,000.

Registration rights. According to the terms of an investors’ rights agreement among us, investors who purchased shares of our preferred stock in financings prior to our initial public offering, and Joseph F. Pinkerton, III, Mr. Pinkerton may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of shares of our common stock held by him. We are not required to effect more than two of these demand registrations. Mr. Pinkerton may require us to file an unlimited number of registration statements on Form S-3 with respect to their shares of common stock. Additionally, Mr. Pinkerton, has piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. These registration rights terminate at such time as Mr. Pinkerton (i) holds less than 3% of the fully diluted shares of our common stock or (ii) is eligible to dispose of all his shares pursuant to Rule 144(k).

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF

THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, the Audit Committee Report is not to be incorporated by reference into any such prior filings, nor shall such reports be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act requires Active Power’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2006 other than one Form 4 for our director Rodney Bond that reported an exercise of stock options on September 19, 2006 that was not filed until October 12, 2006 and one Form 3 for our former executive officer Ian Bitterlin that was filed on November 2, 2006. As a result of our investigation into our historical stock option granting procedures that we conducted in 2007, we have reason to believe that certain Form 4s were filed inaccurately or incorrectly and not in compliance with Section 16(a) of the Securities Exchange Act prior to 2006 for some of our executive officers. We are in the process of determining (if required) how and/or whether to advise affected individuals to correct such filings.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2006 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except as otherwise provided herein, the Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed our Annual Report on Form 10-K with the Securities and Exchange Commission on May 14, 2007. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, BK12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: June 1, 2007

ACTIVE POWER, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated May 29, 2007, and appoints John K. Penver the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held June 28, 2007 at 2128 W. Braker Lane BK12, Austin, Texas 78758, at 5:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

(continued and to be signed on the reverse)

2128 W. BRAKER LANE BK12 AUSTIN, TEXAS 78758

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Active Power, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Active Power, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ACPWR1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ACTIVE POWER, INC.
The Board of Directors recommends a vote FOR the directors listed below and a vote FOR the listed proposal. This Proxy, when properly executed, will be voted as specified hereon.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	TO ELECT THE FOLLOWING NOMINEES AS DIRECTORS:
	Class I Directors to serve for a three-year term ending at the 2010 annual meeting of stockholders or until their successors are duly elected and qualified:	☐	☐	☐	_________________________
01) Richard E. Anderson
02) Rodney S. Bond
03) Benjamin L. Scott, Chairman of the Board
					For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ACTIVE POWER FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.				☐	☐	☐

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

If no specification is made, this Proxy will be voted “FOR” the election of the directors listed above and “FOR” the listed proposal.

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date